Exhibit 10.1

MASTER FRANCHISE AGREEMENT

This Master Franchise Agreement (“Agreement”) is made and entered into on the 20th day of November, 2018 (the “Effective Date”) at Mumbai, by and between Smaaash Entertainment Private Limited, an Indian company, with its address at Trade View, Level 2, Kamala Mills, Lower Parel, Mumbai 400013, India (“Franchisor”) and I-AM Capital Acquisition Company, a company incorporated in the United States of America, with an address at 1345 Avenue of the Americas, 11th floor, New York, 10105 (“Franchisee”).

RECITALS

A.          WHEREAS, Franchisor operates entertainment centers and gaming arcades throughout India as well as at the Mall of the Americas in Minneapolis Minnesota where Franchisor, through its virtual reality and sports simulation technology and proprietary gamification technologies provides sport and recreational activities/services; and

B.          WHEREAS, Franchisee is [•] (add the business of the Franchisee); and

C.          WHEREAS, Franchisor desires to appoint Franchisee, and Franchisee desires to be so appointed, to act as Franchisor’s exclusive Franchisee in the territories of North America and South America (“Territory”) in the manner set out in this Agreement, for setting up, managing and operating entertainment centres and gaming arcades involving virtual reality, sports simulation technology and proprietary gamification technologies to provide sport and recreational activities/services to the public (“Smaaash Centres”), upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, the parties agree as follows:

1.	Grant of Franchise

1.1          Rights granted to the Franchisee. Subject to Section 1.2, Franchisor hereby grants to Franchisee the exclusive right, (a) to establish and operate Smaaash Centres in the Territory, (b) to sub-license the right to establish and operate Smaaash Centres to third party franchisees in and for the Territory, (c) a license to use the products and other services developed by Franchisor with respect to the Smaaash Centres (including a right to authorise the use of products and services developed by the Franchisor by third party franchisees), in the Territory, and (d) to identify third party franchisees for the Smaaash Centres in the Territory. The rights granted herein include the limited license to use the Trademarks of the Franchisor (the details of which are morefully set out in Exhibit A), as set out in Section 3 of this Agreement, for the purposes of establishing and operating the Smaaash Centres in the Territory. It is clarified that if third party franchisees shall be establishing and operating Smaaash Centres in the manner contemplated under this Agreement, then the Franchisee shall ensure that such third party franchisees complies with all the obligations and duties of the Franchisee, as recorded under this Agreement, and to this extent, Franchisee may enter into relevant agreements with such third party franchisees.

1.2          Notwithstanding the right granted to the Franchisee in Section 1.1, the Franchisor and its affiliates shall retain the right on the terms and conditions that the Franchisor may deem fit and without granting any rights therein to the Franchisee, (i) to own, acquire, establish and / or operate, and to a grant a license to third parties to establish and operate Smaaash Centres at any location outside the Territory, and (ii) to own, acquire, establish and / or operate, and to grant a license to third parties to establish and operate, gaming and entertainment centres under other proprietary marks or other systems, whether such centres are the same, similar or different from the Smaaash Centres, at any location within or outside the Territory.

1.3          This arrangement has been entered into by the parties on an arms’length basis. All commercials between the parties in relation to the transactions contemplated under this Agreement, if not specifically provided in this Agreement, shall be agreed mutually between the parties.

1.4          Additional Considerations

(a)          Pricing. Franchisor and Franchisee shall agree upon and decide the locations at which the Smaaash Centres shall be set up within the Territory. The Franchisee shall not be entitled to set up any new Smaaash Centres without consulting with, and obtaining the prior written consent of Smaaash.

(b)          The prices of the products and services offered in each of the Smaaash Centres shall be decided mutually among the parties. Any revision to the agreed fees, including any discounts or prizes or other promotional measures shall require the prior written consent from Franchisor.

(c)          Franchisee or the third party franchisee, as the case may be, shall be entitled to receive the revenue generated from each of the Smaaash Centres. If third party franchisees are operating the Smaaash Centres, then the Franchisee shall be entitled to receive, (i) 5% (five percent) of the capital expenditure as agreed among the parties for the particular Smaaash Centre as sign -on fees or upfront advance, and (ii) 5% (five percent) fee or commission of the revenue generated by such third party franchisees from the Smaash Centres on an annual basis.

1.5          Operation of Smaaash Centres. Franchisee or third party sub –franchisees shall be under an obligation to set up at least 6 (six) Smaaash Centres during the first Contract Year or any other time period as may be provided by Franchisor. The Smaaash Centres shall be established and operated in the Territory using the assumed trade name ’Smaaash’or any other trade name that the Franchisor may designate. Franchisee shall maintain good customer relations in accordance with prudent and reasonable business practices. Franchisee shall perform its obligations hereunder without using subcontractors, sub-distributors, independent sales representatives, agents, Franchisee’s affiliates or other non-employees (“Third Parties”) to perform the obligations of Franchisee under this Agreement except to the contrary specifically stated in this Agreement or unless they have been approved, in writing, in advance, by Franchisor, such approval not to be unreasonably withheld.

2.            Term The term of this Agreement shall commence as of the Effective Date and shall continue until terminated as hereinafter provided (the “Term”). Each calendar year during the Term is sometimes hereinafter referred to as a “Contract Year.”

3.            Grant of License in the Trademarks

3.1          License. Subject to the terms of this Agreement (including all obligations to first obtain Franchisor’s written approval), Franchisor hereby grants to Franchisee the right to use the Trademarks (the details of which are set out in Exhibit A to this Agreement) (including sub-licensing this right to third party franchisees with the approval of Franchisor), on a royalty-free basis, for the purpose of operating and promoting the Smaaash Centres in the Territory. Franchisee is, in particular entitled to:

(a)          offer, market and/or distribute any products and services in connection with the Smaaash Centres under the Trademarks; and

b)           use the Trademarks on business stationery and/or in advertising in connection with the advertising, promotion and distribution of Smaaash Centres in the Territory.

3.2          Exclusivity of License. Except as provided in the next sentence, the license granted herein shall be exclusive. “Exclusivity” shall mean that Franchisor shall not grant any further licenses to third parties in the Trademarks for use in connection with Smaaash Centres in the Territory, and the Franchisee shall not enter into any arrangement or agreement with any third parties for establishing or operating any gaming and entertainment centres identical or similar to Smaaash Centres, in the Territory except as otherwise provided in this Agreement; provided, however, that Franchisor may continue to use the Trademarks in the Territory in connection with the operation of Franchisor’s entertainment centers already set up as of the Effective Date in the Territory. The restriction contained in this Agreement shall apply on the parties throughout the Term.

3.3          Form of Use. Unless otherwise provided herein or agreed by the parties in writing, Franchisee shall use the Trademarks that are registered in the Territory in their registered form.

4.            Compliance with Law Franchisee shall ensure that the Smaaash Centres shall be set up, established, operated, managed, advertised, marketed, promoted, publicized and otherwise exploited, in accordance with all applicable laws and regulations in the Territory, including without limitation, all customs requirements and country of origin regulations.

5.            Marketing and Promotional Activities

5.1          Best Efforts.

(a)          Franchisee shall exercise its best efforts to effectively market, promote, and publicise the Smaaash Centres throughout the Territory. Franchisee shall also be obligated to identify suitable locations to set up the Smaaash Centres. Franchisee shall comply with, and ensure that the third party sub-franchisees comply with the standards prescribed by Franchisor (as provided in the operating manuals which shall be shared by Franchisor with Franchisee) with respect to the services, products and operations of the Smaaash Centres and shall operate the Smaaash Centres in strict conformity with such standards and specifications as Franchisor may from time to time prescribe to Franchisee. Franchisee shall refrain from deviating from such standards and specifications without Franchisor’s prior written consent and from otherwise operating in any manner which reflects adversely on the Trademarks and Smaaash Centres.

(b)          Unless otherwise agreed by Franchisor in writing, throughout the Term, Franchisee shall maintain, and shall ensure that the third party sub –franchisees maintain an organizational structure or local management reasonably necessary to adequately support the advertising, marketing and promotion of the Smaaash Centres and the services and products offered by Smaaash Centres throughout the Territory. The third party sub –franchisees shall also be responsible for all employee related compliances as per the relevant applicable laws. Towards this purpose, Franchisee shall appoint a qualified chief operating officer, in consultation with Franchisor, to undertake and manage the obligations of Franchisee as set out in this Agreement. Franchisor shall also be entitled to designate and appoint personnel from its managerial team to assist and train the personnel and staff of the Franchisee or any other third party sub - franchisee in setting up the Smaaash Centres, and further provide technical and design knowledge to the third party sub - franchisees.

5.2          Promotional Material and Products. Franchisee shall submit to Franchisor, for Franchisor’s prior written approval, samples of all advertising and promotional materials that Franchisee desires to use to promote Smaaash Centres, including without limitation, print and online advertising designs, trade show display materials, press releases and interviews for publication in any media (“Promotional Material”). Franchisee shall modify any disapproved Promotional Material to satisfy Franchisor’s reasonable objections so that it is acceptable to Franchisor. Franchisor shall provide Franchisee with the creative elements of any Promotional Materials that Franchisor creates or acquires for use in connection with the advertising and sale of Products outside the Territory.

6.            Intellectual Property

6.1          Ownership.

(a)          Franchisor is the sole owner of any and all intellectual property rights relating to the Smaaash Centres and their products and services existing as of the Effective Date, including, but not limited to, the Trademarks and all the goodwill relating thereto (the “Franchisor Property”). Franchisee, or any third party franchisee, by reason of this Agreement, has not and shall not acquire any right, title, interest or claim of ownership in any of the Franchisor Property in the Territory or elsewhere, except to the extent provided under the license granted under Sections 1 and 3 of this Agreement.

(b)          Franchisee acknowledges that, (i) Franchisor is the sole and exclusive owner of all right, title and interest in any Franchisor Property; (ii) nothing contained in this Agreement shall give to Franchisee any right, title or interest in any Franchisor Property; and (iii) Franchisee’s use of the Franchisor Property, and any associated goodwill, shall inure only to the benefit of Franchisor and shall be deemed to be solely the property of Franchisor should this Agreement be terminated for any reason.

6.2          Registration and Cooperation. Franchisee shall not, directly or indirectly, seek or obtain any new registration for Franchisor Property (including without limitation, any colorable imitations, translations, or transliterations thereof), anywhere in the world without Franchisor’s prior written consent. If Franchisee has obtained or obtains in the future, in any country, any right, title or interest in any Franchisor Property notwithstanding the previous sentence (including any colorable imitations, translations, or transliterations thereof), Franchisee will be deemed to have so acted as an agent and for the benefit of Franchisor for the limited purpose of obtaining such registrations and assigning them to Franchisor. Franchisee shall execute, for no additional consideration, any and all documents deemed necessary by Franchisor or its attorneys to be necessary to transfer such right, title or interest to Franchisor.

6.3          No Challenges. Franchisee shall not do anything or suffer anything to be done which may adversely affect any rights of Franchisor in and to any Franchisor Property, or any registrations thereof or which, directly or indirectly, may reduce or dilute the value or distinctiveness of such Franchisor Property, in particular the Trademarks, or disparage or detract from Franchisor’s reputation. Franchisee shall not challenge, directly or indirectly, Franchisor’s interest in, or the validity of, any Franchisor Property, or any application for registration or trademark registration thereof or any rights of Franchisor therein. The provisions of this Section 6.3 shall survive the termination of this Agreement.

7.            Third Party Infringements; Attacks on Use of the Trademarks; Cooperation

7.1          Third Party Infringements.

(a)          Mutual Information. Each of the parties shall inform the other without undue delay when such party becomes aware of any infringements of any of the Franchisor Property in the Territory.

(b)          Initiation of Action. Any actions against infringers of any of the Franchisor Property, whether or not such actions involve litigation (including any actions taken to oppose a third party application to register an infringing trademark or a cancellation action against a third party’s infringing trademark registration), shall be exclusively reserved to Franchisor, unless otherwise agreed by Franchisor in writing. Notwithstanding the foregoing, Franchisor shall be under no obligation to initiate any such action. If requested by Franchisor, Franchisee shall support Franchisor, at Franchisor’s expense, in any such proceedings and, if requested by Franchisor, Franchisee shall promptly provide Franchisor with any relevant documentation in Franchisee’s possession.

7.2          Attacks on the Use of the Franchisor Property. Each of the parties shall inform the other if it becomes aware of a claim by a third party that the use of any of any of the Franchisor Property infringes on the rights of such third party. If requested by Franchisor, Franchisee shall support Franchisor, at Franchisor’s expense, in connection with Franchisor’s defense against any such third party claims. Unless otherwise agreed by Franchisor in writing, Franchisor shall take the lead in any defense against a third party action, whether brought against Franchisor and/or Franchisee. The decision whether or not a defense is appropriate shall be in Franchisor’s sole discretion. Franchisee shall not settle any third party claims against it regarding its use of any of the Franchisor Property without the prior written consent of Franchisor.

7.3          Indemnity. The Franchisee shall indemnify and hold the Franchisor, its affiliates and their respective agents and employees harmless from all claims, actions, suits, damages, costs and expenses in relation to or arising out of the breach of any representations, warranties, covenants and obligations of the Franchisee as set out in this Agreement. The indemnification rights of the Franchisor shall be without prejudice to, and independent of any other rights and remedies that the Franchisor may have at law or in equity, including the right to seek specific performance, injunctive relief or restitution, none of which rights or remedies shall be affected or diminished thereby. The provisions of this Section 7.3 shall survive the termination of this Agreement.

8.            Termination

8.1          Termination by Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the parties.

8.2          Termination by Franchisor with Notice. Franchisor may terminate this Agreement upon thirty (30) days written notice to Franchisee upon the occurrence of any of the following:

(a)          Franchisee fails to make any payment required under or in connection with this Agreement;

(b)          Franchisee ceases to operate or otherwise abandon the Smaaash Centres without the consent of Franchisor, or otherwise forfeit the right to do or transact business in the Territory;

(c)          Franchisee fails to use its best efforts to market and promote Smaaash Centres and the services and products offered by Smaaash Centres within the Territory and such failure is not cured within thirty (30) days of Franchisor’s notification to Franchisee of such failure.

8.3          Termination for Cause. This Agreement may be terminated by either party for “Cause” without the need of providing a notice period prior to such termination becoming effective. “Cause” shall exist if circumstances occur which, taking into consideration the substance and purpose of this Agreement, would make it unreasonable for one or both of the parties to continue the contractual relationship and the other party fails to cure the cause (assuming that such cause is susceptible to cure) within thirty (30) days after the date of receipt of a corresponding written notice (“Remedy Notice”). If such cause by its nature is not curable, then no such Remedy Notice is required. Without limiting the generality of the foregoing, a party may terminate this Agreement for “Cause”if:

(a)          the other party to this Agreement is in breach of one or more of its material obligations; or

(b)         the other party to this Agreement becomes insolvent, generally cannot pay its obligations when due or otherwise suffers a substantial deterioration of its financial situation, or if insolvency/bankruptcy proceedings are initiated against such party or such party initiates any dissolution or liquidation of its business and/or assets.

8.4          Effects of Termination.

(a)          Upon the termination of this Agreement, any indebtedness of Franchisee to Franchisor shall become immediately due and payable. Franchisee shall immediately cease to operate the Smaaash Centres and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a franchisee of Franchisor. Franchisor shall have the right to suspend the performance of any of their obligations under this Agreement. Franchisor shall have the right to provide the rights and license granted herein to Franchisee to any other third party entity that Franchisor may deem fit.

(b)          All benefits which may accrue by reason of the activities of Franchisee hereunder shall be deemed transferred automatically to Franchisor, and all licenses and other rights granted to Franchisee hereunder shall immediately cease. Unless otherwise agreed by Franchisor in writing, Franchisee shall immediately discontinue the advertising and marketing of Smaaash Centres and the products and services offered by Smaaash Centres.

(c)          Each of the parties shall continue to maintain in confidence any and all confidential information received from the other party. At Franchisor’s election, Franchisor may purchase from Franchisee any materials used by Franchisee for the advertising, marketing, promotion, publicizing or other exploitation of Smaaash Centres and the products and services offered by the Smaaash Centres, including all Promotional Materials, Franchisor Property, or any other materials which contain any of the Trademarks.

(d)          The termination of this Agreement for any reason shall not affect obligations accrued prior to the effective date of such termination of this Agreement or any obligations which, either expressly or from the context of this Agreement, are intended to survive the termination of this Agreement.

9.            Notices and Other Communications All reports, approvals, requests, demands, notices and other communications (collectively “Communications”) required or permitted by this Agreement shall be in writing and signed by a duly authorized officer of or such other individual designated in writing by a party. Communications will be duly given if delivered personally, if mailed (by registered mail, return receipt requested) or if delivered by nationally-recognized courier or mail service which requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned at the following addresses (or at any other address as a party may specify by notice in writing to the other):

If to Franchisor:	Smaaash Entertainment Private Limited
Trade View, Level 2
Kamala Mills
Lower Parel, Mumbai 400013, India
Attention: Mr. Vishwanath Kotian

If to Franchisee:	1345 Avenue of the Americas, 11th floor
New York, NY 101015, USA
Attention: Mr. Suhel Kanuga

10.           Miscellaneous

10.1          Entire Agreement. This Agreement contains the entire understanding and agreement between the parties with respect to its subject matter, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

10.2          Right to inspect and request information. During the Term, Franchisor shall have the right to conduct audits of Franchisee with respect to the Smaaash Centres, and inspect the Smaaash Centres, after providing a written notice of 5 (five) days. Franchisee shall be under an obligation to provide any information as may be requested by Franchisor with respect to the Smaaash Centres, including the books of accounts and other relevant documents or records maintained in relation to the Smaaash Centres.

10.3          Insurance. During the Term, Franchisee shall maintain policies of insurance as may be requested by Franchisor, subject to applicable law, in relation to the Smaaash Centres.

10.4          Representations and warranties. Each of the parties represents and warrants to the other party that, (i) the Agreement constitutes a valid, legal and binding obligation of such party and is enforceable against such party in accordance with its terms, (ii) it has the power and authority to execute the Agreement and perform all its terms, and (iii) the execution and performance of this Agreement shall not violate any charter documents of such party, contravene any provisions of law as applicable to such party (including any order, decree, injunction of any competent court) or conflict with the provisions of any material agreement or contract executed by such party. The provisions of this Section 10.4 shall survive the termination of this Agreement.

10.5          Governing Law. (a) The parties hereto have expressly agreed that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and fully to be performed therein, to the exclusion of any other applicable body of governing law.

(b)            Except as hereafter provided, the parties hereby consent to the jurisdiction of the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York to resolve any dispute arising under this Agreement.

(c)            In the event of any litigation or other action arising out of this Agreement, the court shall award to the substantially prevailing party all reasonable costs and expenses including reasonable attorney’s fees.

10.6          WAIVER OF JURY. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE TRIAL BY JURY COURT, AND THAT ANY PROCEEDINGS WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.7          Force Majeure. The parties will not be liable to each other for any failure or delay in performance, other than failure to make timely payments due under this Agreement, if it is because of earthquake, flood, fire, acts of God, civil unrest, terrorism, acts of any governmental authority or any other reason beyond the reasonable control of either or both of the parties (“Force Majeure”). However, either party may terminate this Agreement by and upon notice to the other if the other is unable to perform any of its material obligations for a period of thirty (30) days by reason of a Force Majeure.

10.8          No Joint Venture. Nothing herein is intended to constitute the parties as partners or as joint venturers, or either as agent of the other, and neither party may obligate or bind the other.

10.9          Headings, Definitions and other particulars. Headings and titles of sections and/or paragraphs are for convenience only. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The use of “including” in this Agreement shall be construed as illustrative.

10.10          Amendment. This Agreement shall, from the Effective Date, bind the parties to the terms herein and cannot be amended without the consent of the parties. Further, this Agreement cannot be terminated by any party except in accordance with Clause 8 of this Agreement.

10.11          Assignment. The Franchisor shall be entitled to assign, transfer, encumber or dispose of any of its rights and or obligations under this Agreement, including to an affiliate, without the prior written consent of the Franchisee. The Franchisee shall not be entitled to assign, transfer, encumber or dispose of any of its rights and or obligations under this Agreement, including to an affiliate, without the prior written consent of the Franchisor.

10.12          Expenses. The Franchisee shall bear all the costs and expenses in relation to the execution of this Agreement and the consummation of all the transactions hereunder.

10.13          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the document in person.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SMAAASH ENTERTAINMENT PRIVATE LIMITED

By:	/s/ Shripal Morakhia

Name:	Shripal Morakhia

Title:

I-AM CAPITAL ACQUISITION COMPANY

By:	/s/ F. Jacob Cherian

Name:	F. Jacob Cherian

Title:	Chief Executive Officer

(exhibits follow)

Exhibit A

Trademarks

Separately annexed